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                                                                     EXHIBIT 3.1

                               State of Delaware
                                                                          PAGE 1
                       Office of the Secretary of State

                        ______________________________



     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "CHORUM TECHNOLOGIES INC.", FILED IN THIS OFFICE ON THE FIFTH DAY OF SEPTEMBER, A.D. 2000, AT 3 O'CLOCK P.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

                               [SEAL]     /s/ Edward J. Freel
                                          --------------------------------------
                                          Edward J. Freel, Secretary of State

     2795030  8100                        AUTHENTICATION: 0657368
     001447358
                                                    DATE: 09-05-00

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                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                           CHORUM TECHNOLOGIES INC.

                   (Pursuant to Sections 242 and 245 of the
               General Corporation Law of the State of Delaware)

          Chorum Technologies Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

          DOES HEREBY CERTIFY:

          FIRST: That the name of this corporation is Chorum Technologies Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on September 10, 1997, under the name Macro-Vision Communications, Inc.

          SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

          RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

                                   ARTICLE I

          The name of this corporation is Chorum Technologies Inc.

                                  ARTICLE II

          The address of the registered office of this corporation in the State of Delaware is 15 East North Street, in the City of Dover, 19901, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

                                  ARTICLE III

          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

     A.   Classes of Stock. This corporation is authorized to issue two classes
          ----------------
of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares
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that this corporation is authorized to issue is one hundred fifty-four million eight hundred eighty-two thousand seven hundred sixty-nine (154,882,769) shares. One hundred million (100,000,000) shares shall be Common Stock, par value $0.0001 per share, and fifty-four million eight hundred eighty-two thousand seven hundred sixty-nine (54,882,769) shares shall be Preferred Stock, par value $0.0001 per share. The first series of Preferred Stock shall be designated "Series A Preferred Stock," consisting of eleven million one hundred sixty thousand (11,160,000) shares. The second series of Preferred Stock shall be designated "Series B-1 Preferred Stock," consisting of six million two hundred twelve thousand two hundred fifty-nine (6,212,259) shares. The third series of Preferred Stock shall be designated "Series B-2 Preferred Stock," consisting of nine million eight hundred ten thousand five hundred ten (9,810,510) shares. The fourth series of Preferred Stock shall be designated "Series C Preferred Stock," consisting of twelve million six hundred thousand (12,600,000) shares. The fifth series of Preferred Stock shall be designated "Series D Preferred Stock," consisting of nine million six hundred thousand (9,600,000) shares. The sixth series of Preferred Stock shall be designated "Series E Preferred Stock," consisting of five million five hundred thousand (5,500,000) shares.

     B.   Rights, Preferences and Restrictions of Preferred Stock.  The rights,
          -------------------------------------------------------
preferences, privileges, and restrictions granted to and imposed on the Series A, Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock are as set forth below in this Article IV(B). The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or series thereof in Certificates of Designation or this corporation's Certificate of Incorporation ("Protective Provisions") and any other rights pertaining to the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without
                                          ---- -----
limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Series A, Series B-1, Series B-2, Series C, Series D or Series E Preferred Stock), prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          1.   Dividend Provisions. Subject to the rights of any series of
               -------------------
Preferred Stock that may from time to time come into existence, (i) the holders of shares of Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Series A Preferred Stock and Common Stock of this corporation, at the rate of (a) $0.0333 per share per annum for each share of Series B-1 Preferred Stock then held by them (the "Series B-1 Dividend"), (b) $0.05 per share per annum for each share of Series B-2 Preferred Stock then held by them (the "Series B-2 Dividend"), (c) $0.1416

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per share per annum for each share of Series C Preferred Stock then held by them
(the "Series C Dividend"), (d) $0.4663 per share per annum for each share of Series D Preferred Stock then held by them (the "Series D Dividend"), and (e) $1.724 per share per annum for each share of Series E Preferred Stock then held by them (the "Series E Dividend") or, if greater (as determined on a per annum basis and an as converted basis for the Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock, as the case may be), an amount equal to that paid on any other outstanding shares of this corporation, payable when, as and if declared by the Board of Directors and (ii) after the Series B-1 Dividend, the Series B-2 Dividend, the Series C Dividend, the Series D Dividend and the Series E Dividend have been declared and paid, or set apart for payment, the holders of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate $0.0166 per share per annum for each share of Series A Preferred Stock then held by them or, if greater (as determined on a per annum basis and an as converted basis for the Series A Preferred Stock), an amount equal to that paid on any other outstanding shares of this corporation, payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. Declared but unpaid dividends with respect to a share of Series A, Series B-1, Series B-2, Series C, Series D or Series E Preferred Stock shall, upon conversion of such share to Common
Stock, be paid to the extent assets are legally available therefor either in cash or in Common Stock (valued at the fair market value on the date of payment as determined by the Board of Directors of this corporation). Any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor.

          2.   Liquidation Preference.
               ----------------------

               (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, (A) in the case of the Series B-1 Preferred Stock, an amount per share equal to the sum of (i) $0.3333 for each outstanding share of Series B-1 Preferred Stock (the "Original Series B-1 Issue Price") (as adjusted for any subsequent stock splits, stock dividends, recapitalizations or the like) and (ii) an amount equal to declared but unpaid dividends on such share; (B) in the case of the Series B-2 Preferred Stock, an amount per share equal to the sum of (i) $0.50 for each outstanding share of Series B-2 Preferred Stock (the "Original Series B-2 Issue Price") (as adjusted for any subsequent stock splits, stock dividends, recapitalizations or the like) and (ii) an amount equal to declared but unpaid dividends on such share; (C) in the case of the Series C Preferred Stock, an amount per share equal to the sum of (i) $1.4166 for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price") (as adjusted for any subsequent stock splits, stock dividends, recapitalizations or the like) and (ii) an amount equal to declared but unpaid dividends on such share; (D) in the case of the Series D Preferred Stock, an amount per share equal to the sum of (i) $4.663 for each outstanding share of Series D Preferred Stock (the "Original Series D Issue Price") (as adjusted for any subsequent stock splits, stock dividends, recapitalizations or the like) and (ii) an amount equal to declared but unpaid dividends on such share, and (E) in the case of the Series E Preferred Stock, an amount per share equal to the sum of (i) $17.24 for each outstanding share of Series E Preferred Stock (the "Original Series E Issue Price") (as adjusted for any subsequent stock splits, stock dividends, recapitalizations or the like) and (ii) an amount equal to declared but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

               (b) Upon the completion of the distribution required by subsection (a) of this Section 2 and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, if assets remain in this corporation, the holders of the Series A Preferred Stock of this corporation shall receive, prior and in preference to any distribution of any assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $0.1666 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price") (as adjusted for any stock splits, stock dividends, recapitalizations or the like) and (ii) an amount equal to declared but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder.

               (c) Upon the completion of the distribution required by subsection (a) and subsection (b) of this Section 2 and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, if assets remain in this corporation, the holders of the Common Stock of this corporation shall receive all of the remaining assets of this corporation pro rata based on the number of shares of Common Stock held by each.

               (d) (i) For purposes of this Section 2, unless otherwise agreed by holders of at least sixty-seven percent (67%) of the then outstanding shares of Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock (voting together as a single class and not as separate series and on an as-converted basis), a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include, (A) the closing of the acquisition of this corporation by another entity by means of merger, consolidation or other transaction or series of related transactions that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this corporation; or (B) a sale of all or substantially all of the assets of this corporation.

                    (ii) In any of such events, if the consideration received by this corporation is other than cash, the value of such consideration will be deemed its fair market value. Any securities shall be valued as follows:

                          (A) Securities not subject to investment letter or
other similar restrictions on free marketability covered by (B) below:

                              (1)  If traded on a securities exchange or through
the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                              (2)  If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                              (3)  If there is no active public market, the
value shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock.

                          (B) The method of valuation of securities subject to
investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock.

                    (iii) In the event the requirements of this subsection 2(d) are not complied with, this corporation shall forthwith either:

                          (A) cause such closing to be postponed until such time
as the requirements of this Section 2 have been complied with; or

                          (B) cancel such transaction, in which event the
rights, preferences and privileges of the holders of the Series A, Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iv) hereof.

                    (iv) This corporation shall give each holder of record of Series A, Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, if any, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten
(10) days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

          3.   Redemption. Neither the Series A, Series B-1, Series B-2, Series
               ----------
C, Series D or Series E Preferred Stock is redeemable.

          4.   Conversion. The holders of the Series A, Series B-1, Series B-2,
               ----------
Series C, Series D and Series E Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a)  Right to Convert. Each share of Series A, Series B-1, Series
                    ----------------
B-2, Series C, Series D and Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price, the initial Conversion Price per share for shares of Series B-1 Preferred Stock shall be the Original Series B-1 Issue Price, the initial Conversion Price per share for shares of Series B-2 Preferred Stock shall be the Original Series B-2 Issue Price, the initial Conversion Price per share for shares of Series C Preferred Stock shall be the Original Series C Issue Price, the initial Conversion Price per share for shares of Series D Preferred Stock shall be the Original Series D Issue Price and the initial Conversion Price per share for shares of Series E Preferred Stock shall be the Original Series E Issue Price; provided, however, that the Conversion Price for the Series A, Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

               (b)  Automatic Conversion. Notwithstanding anything herein to the
                    --------------------
contrary, each share of Series A, Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series immediately upon the earlier of (i) this corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, the aggregate offering proceeds of which were not less than $20,000,000, or (ii) the date specified by written consent or agreement of the holders of fifty-one percent (51%) or more of the then outstanding shares of Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock (voting together as a single class and not as separate series and on an as-converted basis).

               (c)  Mechanics of Conversion. Before any holder of Series A,
                    -----------------------
Series B-1, Series B-2, Series C, Series D or Series E Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Series A, Series B-1, Series B-2, Series C, Series D or Series E Preferred Stock, and shall give written notice to this corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A, Series B-1, Series B-2, Series C, Series D or Series E Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A, Series B-1, Series B-2, Series C, Series D or Series E Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series A, Series B-1, Series B-2, Series C, Series D or Series E Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A, Series B-1, Series B-2, Series C, Series D or Series E Preferred Stock shall not be deemed to have converted such Series A, Series B-1, Series B-2, Series C, Series D or Series E Preferred Stock until immediately prior to the closing of such sale of securities.

               (d)  Conversion Price Adjustments of Preferred Stock for Stock
                    ---------------------------------------------------------
Splits and Combinations. The Conversion Price of the Series A, Series B-1,
-----------------------
Series B-2, Series C, Series D and Series E Preferred Stock shall be subject to adjustment from time to time as follows:

                    (i) In the event this corporation should at any time or from time to time after the date upon which any shares of Series E Preferred Stock were first issued (the "Purchase Date"), fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A, Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                    (ii) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A, Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

               (e)  Other Distributions. In the event this corporation shall
                    -------------------
declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(i), then, in each such case for the purpose of this subsection 4(e), the holders of the Series A, Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Series A, Series B-1, Series B-2, Series C, Series D or Series E Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

               (f)  Recapitalizations. If at any time or from time to time there
                    -----------------
shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Series A, Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A, Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A, Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A, Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

               (g)  No Impairment. This corporation will not, by amendment of
                    -------------
its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A, Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock against impairment.

               (h)  No Fractional Shares and Certificate as to Adjustments.
                    ------------------------------------------------------

                    (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A, Series B-1, Series B-2, Series C, Series D or Series E Preferred Stock, and the number of shares of Common Stock to be issued shall be determined by rounding to the nearest whole share (with one-half rounded upward). Such conversion shall be determined on the basis of the total number of shares of Series A, Series B-1, Series B-2,

Series C, Series D and Series E Preferred Stock the holder is at the time converting into Common Stock and such rounding shall apply to the number of shares of Common Stock issuable upon such aggregate conversion.

                    (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A, Series B-1, Series B-2, Series C, Series D or Series E Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A, Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series A, Series B-1, Series B-2, Series C, Series D or Series E Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A, Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock.

               (i)  Notices of Record Date. In the event of any taking by this
                    ----------------------
corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series A, Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (j)  Reservation of Stock Issuable Upon Conversion. This
                    ---------------------------------------------
corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A, Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A, Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A, Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A, Series B-1, Series B-2, Series C, Series D or Series E Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

               (k)  Notices. Any notice required by the provisions of this
                    -------
Section 4 to be given to the holders of shares of Series A, Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

               (l)  Special Mandatory Conversion.
                    ----------------------------

                    (i) If (a) this corporation consummates a financing (a "Financing") pursuant to which any holders of Series B-1, Series B-2, Series C, Series D or Series E Preferred Stock are entitled to exercise the right of first offer (the "Right of First Offer") set forth in Section 2.4 of that certain Amended and Restated Investors' Rights Agreement, dated on or about September 5, 2000, by and among this corporation and certain investors and founders, as amended from time to time (the "Rights Agreement"); (b) the Board of Directors of this corporation shall have determined (based on a vote of the entire Board of Directors regardless of their equity holdings) that it is in the best interests of this corporation for the holders of Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock of this corporation to participate in the Financing (a "Mandatory Offering") and have determined the aggregate dollar amount to be invested by all holders of Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock (the "Aggregate Investment Amount"), which amount may be more than or less than the holders' right to participate in the Financing pursuant to the Right of First Offer contained in the Rights Agreement; (c) this corporation shall have delivered a notice ("Notice") to the holders of Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock: (1) stating this corporation's bona fide intention to consummate the Financing, (2) indicating the number of securities to be offered, (3) indicating the price and terms upon which it proposes to offer such securities, (4) identifying the Pro Rata Share (as defined below) of each holder of Series B-1, Series B-2, Series C, Series D or Series E Preferred Stock of the Aggregate Investment Amount, and (5) offering each holder of Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock the right to purchase such holder's Pro Rata Share of the Aggregate Investment Amount within the time periods set forth in the Notice; and (d) a holder (a "Non-Participating Holder") does not acquire or cause an affiliate of such holder to acquire at least its Pro Rata Share of the Aggregate Investment Amount within the time periods set forth in the Notice, then that percentage of each Non-Participating Holder's shares of Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock equal to the percentage of such Non-Participating Holder's Pro Rata Share of the Aggregate Investment Amount not acquired by such Non-Participating Holder shall automatically and without further action on the part of such holder be converted effective upon, subject to, and concurrently with, the consummation of the Mandatory Offering (the "Mandatory Offering Date") into shares of Common Stock of this corporation at a Conversion Price equal to the applicable Conversion Price in effect immediately prior to the closing of the Mandatory Offering for such series. For purposes of this subsection 4(l), each holder's Pro Rata Share of the Aggregate Investment Amount shall be an amount determined by multiplying the Aggregate Investment Amount by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon conversion of the Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock then held by such holder and the denominator of which shall be the total number of shares of Common Stock issuable upon conversion of the Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock then outstanding. Notwithstanding anything contained herein to the contrary, in the event that the price per share of the securities sold in the Financing is greater than the price per share of any other Preferred Stock previously sold by this corporation, the Board of Directors may only declare such Financing a "Mandatory Offering" if there is a corporate investor (as opposed to an institutional financial investor) participating in such Financing that requires the existing investors to participate in the Financing as a condition of its investment. For purposes of calculating a holder's Pro Rata Share, the applicable number of shares of Common Stock issuable upon conversion of the shares of Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock shall be calculated based on the number of shares of Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock outstanding immediately preceding the closing of the Mandatory Offering, but assuming the conversion price that would be in effect at the completion of the Financing of which the Mandatory Offering is a part, and further assuming full participation in the Mandatory Offering by all holders.

                    (ii) The holder of any shares of Series B-1, Series B-2, Series C, Series D or Series E Preferred Stock converted pursuant to this subsection 4(l) shall deliver to this corporation during regular business hours at the office of any transfer agent of this corporation for the Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock, or at such other place as may be designated by this corporation, the certificate or certificates for the shares so converted, duly endorsed or assigned in blank or to this corporation. As promptly as practicable thereafter, this corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of the Common Stock to be issued and such holder shall be deemed to have become a stockholder of record of Common Stock on the Mandatory Offering Date, unless the transfer books of this corporation are closed on that date, in which event he, she or it shall be deemed to have become a stockholder of record of Common Stock on the next succeeding date on which the transfer books are open.

                    (iii) In the event that a holder of Series B-1, Series B-2, Series C, Series D or Series E Preferred Stock converts any Series B-1, Series B-2, Series C, Series D or Series E Preferred Stock into Common Stock pursuant to subsection 4(a) hereof within ninety (90) days prior to the date of closing of a Mandatory Offering, such holder shall be deemed to have converted such shares pursuant to this subsection 4(l).

               5.    Voting Rights.
                     -------------

                     (a)  General Voting Rights.  The holder of each share of
                          ---------------------
     Series A, Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series A, Series B-1, Series B-2, Series C, Series D or Series E Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A, Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                    (b)   Voting for the Election of Directors.  The holders of
                          ------------------------------------
     shares of Series A Preferred Stock and Common Stock (voting together as a single class and not as a separate series, and on an as-converted basis) shall be entitled to elect one (1) director of this corporation at each annual election of directors. As long as 1,500,000 or more of the shares (as adjusted to reflect subsequent stock dividends, stock splits or recapitalizations or the like) of Series B-1 Preferred Stock and/or Series B-2 Preferred Stock originally issued remain outstanding, the holders of such shares of Series B-1 Preferred Stock and/or Series B-2 Preferred Stock (voting together as a single class and not as a separate series, and on an as-converted basis) shall be entitled to elect three (3) directors of this corporation at each annual election of directors. As long as 1,500,000 or more of the shares (as adjusted to reflect subsequent stock dividends, stock splits or recapitalizations or the like) of Series C Preferred Stock originally issued remain outstanding, the holders of such shares of Series C Preferred Stock shall be entitled to elect one (1) director of this corporation at each annual election of directors. The holders of Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock (voting together as a single class and not as a separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation.

               In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 5(b), the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class and/or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to unanimous written consent.

               6.   Protective Provisions.
                    ---------------------

                    (a) Subject to the rights of series of Preferred Stock that may from time to time come into existence, so long as at least 1,005,000 shares (as adjusted to reflect subsequent stock dividends, stock splits or recapitalizations or the like) of Series B-1, Series B-2, Series C, Series D and/or Series E Preferred Stock remain outstanding, this corporation shall not take any of the following actions without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least fifty-one percent (51%) of the then outstanding shares of Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis):

                          (i) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this corporation is disposed of;

                    (ii) make a repurchase of any shares held by an employee or stockholder that would cause the shares of Preferred Stock to lose their status as "qualified small business stock" within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended;

                    (iii) authorize any additional shares of Series B-1, Series B-2, Series C, Series D or Series E Preferred Stock;

                    (iv) declare or pay any dividends on its Common Stock or redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock or Series A Preferred Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment; or

                    (v) authorize any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over or being on a parity with, the Series B-1, Series B-2, Series C, Series D or Series E Preferred Stock with respect to voting, dividends, conversion or upon liquidation.

               (b) In addition, subject to the rights of series of Preferred Stock that may from time to time come into existence, so long as at least 1,005,000 shares (as adjusted to reflect subsequent stock dividends, stock splits or recapitalizations or the like) of Series B-1, Series B-2, Series C, Series D and/or Series E Preferred Stock remain outstanding, unless unanimously approved by the Board of Directors of this corporation, this corporation shall not take any of the following actions without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least fifty-one percent (51%) of the then outstanding shares of Series B-1, Series B-2, Series C, Series D and Series E Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis):

                    (i) make any loans or advances to its employees or any members of their immediate families, other than travel advances and other advances made in the ordinary course of business or loans to employees made pursuant to promissory notes issued for the purchase of shares under a stock option plan or restricted stock plan approved by the Board of Directors of this corporation;

                    (ii) guarantee any indebtedness or obligation of any other party other than in the ordinary course of business;

                    (iii) create or suffer to be imposed any lien, mortgage, security interest or other charge on or against all or substantially all of the properties or assets of this corporation or any subsidiary;

                         (iv)  increase the size of the Board of Directors; or

                         (v) acquire, or permit any subsidiary to acquire, any stock or other securities of any corporation, partnership or entity unless immediately following such acquisition such corporation, partnership or entity would be wholly owned by this corporation or a subsidiary of this corporation.

                    (c) Furthermore, so long as any shares of a series of this corporation's Preferred Stock remain outstanding, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty-seven percent (67%) of the then outstanding shares of such series, the rights, preferences or privileges of such series shall not be altered or changed so as to affect adversely such shares in a manner different from other outstanding shares of this corporation's Preferred Stock (it being understood that, without limiting the foregoing, no series of this corporation's Preferred Stock shall have special voting rights pursuant to this subsection 6(c) with respect to such alteration or change because of proportional differences in dividend preferences, liquidation preferences and conversion prices that arise out of differences in the original issue price for such series). Notwithstanding the foregoing, no approval pursuant to this Section 6 shall be required to implement a conversion described in subsection 4(l) hereof.

               7.   Status of Converted Stock.  In the event any shares of
                    -------------------------
Series A, Series B-1, Series B-2, Series C, Series D or Series E Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by this corporation. The Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation's authorized capital stock.

          C.   Common Stock.
               ------------

               1.   Dividend Rights.  Subject to the prior rights of holders
                    ---------------
of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

               2.   Liquidation Rights.  Upon the liquidation, dissolution or
                    ------------------
winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV hereof.

               3.   Voting Rights.  The holder of each share of Common Stock
                    -------------
shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE V

               Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of this corporation.

                                  ARTICLE VI

          The number of directors of this corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

                                  ARTICLE VII

          Elections of directors need not be by written ballot unless the bylaws of this corporation shall so provide.

                                 ARTICLE VIII

          Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of this corporation.

                                  ARTICLE IX

          A director of this corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article, to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

          Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX, by the stockholders of this corporation shall not apply to or adversely affect any right or protection of a director of this corporation existing at the time of such amendment, repeal, modification or adoption.

                                   ARTICLE X

          This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE XI

          To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

          Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

                                 *     *     *
          THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with
Section 228 of the General Corporation Law.

          FOURTH: That said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law.

          IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by the President and the Secretary of this corporation on this 5/th/ day of September, 2000.


                                                  /s/ Scott Grout
                                                  -------------------------
                                                  Scott Grout
                                                  President



                                                  /s/ Kent Coker
                                                  -------------------------
                                                  Kent Coker
                                                  Secretary

                  SIGNATURE PAGE TO CHORUM TECHNOLOGIES INC.
                     RESTATED CERTIFICATE OF INCORPORATION